Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Equity Incentive Plan of Portola Pharmaceuticals, Inc. of our reports dated March 1, 2017, with respect to the consolidated financial statements of Portola Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Portola Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

March 21, 2017